Merchants Bancshares, Inc. Announces Dividend, Fourth Quarter and Year End 2014 Results

SOUTH BURLINGTON, Vt., Jan. 29, 2015 /PRNewswire/ -- Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.50 million, or $0.40 per basic and $0.39 per diluted share for the fourth quarter of 2014. This compares to net income of $3.82 million, or $0.61 per basic and $0.60 per diluted share for the fourth quarter of 2013. For the year ended December 31, 2014, net income totaled $12.13 million, or $1.92 per basic and $1.91 per diluted share, compared to net income of $15.13 million, or $2.40 per basic and diluted share for the year ended December 31, 2013. The return on average assets was 0.59% and 0.73% for the three months and year ended December 31, 2014, respectively, compared to 0.91% and 0.90% for the same periods in 2013. The return on average equity was 7.95% and 9.84% for the three months and year ended December 31, 2014, respectively, compared to 13.07% and 12.97% for the same periods in 2013. The Company's Board of Directors approved a dividend of $0.28 per share, payable February 26, 2015, to shareholders of record as of February 12, 2015.

"This past year the Bank has completed a substantial transition that covered our balance sheet, core operating system and management team. The balance sheet is now more liquid, less exposed to price volatility through the investment portfolio and well positioned to fund loan growth. Our new core operating system will provide a solid platform for growth and ultimately improve service levels. The management team is committed to growing our Company and capitalizing on the opportunities presented with these transitions and realizing a return of the investments we made in 2014. This will take some time and should build throughout 2015," commented Michael R. Tuttle, Merchants Bancshares, Inc.'s President and Chief Executive Officer.

Pre-tax expenses related to the core conversion project incurred during the quarter and year ended December 31, 2014 were $489 thousand and $1.32 million, respectively, which represented $0.05 and $0.14 per share after tax.

Shareholders' equity ended the quarter at $125.82 million, and the book value per share increased to $19.89 per share at December 31, 2014 from $18.93 at December 31, 2013. Merchants' capital ratios remain strong at December 31, 2014. At December 31, 2014, the Tier 1 leverage ratio increased to 8.65%, total risk-based capital ratio increased to 16.78%, and the tangible capital ratio increased to 7.30% from 8.44%, 16.12% and 6.93%, respectively, at December 31, 2013.

Merchants' taxable equivalent net interest income was $12.02 million and $48.53 million for the three months and year ended December 31, 2014, respectively, compared to $12.74 million and $50.96 million for the same periods in 2013. The taxable equivalent net interest margin decreased ten basis points to 2.93% for the fourth quarter of 2014 from 3.03% for the third quarter of 2014. Year over year, the taxable equivalent net interest margin decreased by twelve basis points. The margin compression during the fourth quarter of 2014 was due primarily to temporarily higher cash balances which negatively affected the margin by seven basis points for the quarter. With the exception of cash and cash equivalents, interest earning assets have remained relatively flat with a quarter to date average balance of $1.58 billion, compared to the average balance of interest earning assets for the quarter ended September 30, 2014. The linked quarter demonstrated an increase in average cash, due to municipal funding. At the same time the loan yields have continued to compress due to the extended low interest rate environment and tighter credit spreads.

Average loan balances for the fourth quarter of 2014 were $1.16 billion, $1.54 million higher than quarterly average balances for the linked quarter ended September, 30 2014. Year to date average loans increased nearly $32 million in 2014 compared to 2013, and the ending loan balance at December 31, 2014 was $16.1 million higher than the ending balance at December 31, 2013. Loan balances reflected increased commercial real estate origination activity concentrated in December.

The following table summarizes the components of the loan portfolio as of the periods indicated:

(In thousands)	December 31, 2014	September 30, 2014	December 31, 2013
Commercial, financial and agricultural	$ 177,597	$ 183,069	$ 172,810
Municipal loans	94,366	96,258	94,007
Real estate loans - residential	469,529	472,986	489,706
Real estate loans - commercial	428,647	381,301	371,319
Real estate loans - construction	7,658	17,970	31,841
Installment Loans	4,504	4,793	5,655
All other loans	33	286	895
Total Loans	$ 1,182,334	$ 1,156,663	$ 1,166,233

Strong credit quality supports Merchants decision for a zero provision for credit losses during the fourth quarter of 2014. The year to date provision for credit losses totaled $150 thousand compared to zero and $800 thousand for the three and twelve months ended December 31, 2013. Nonperforming loans and nonperforming assets were $791 thousand, representing 0.07% of total loans and 0.05% of total assets at the end of 2014.

The average investment portfolio for the fourth quarter of 2014 was $341.27 million, a decrease of $69.21 million from average balances for the fourth quarter of 2013, and decreased by $97.40 million to an annual average of $358.28 million for the year ended December 31, 2014. The ending balance in the investment portfolio at December 31, 2014 was $346.27 million, compared to $332.54 million at September 30, 2014 and $400.84 million at December 31, 2013. The balance of the portfolio at December 31, 2014 included a $2.31 million unrealized gain on the available for sale portion of the investment portfolio, compared to an unrealized loss of ($220) thousand at December 31, 2013. Interest rates have trended down over the course of 2014 which has positively impacted the value of the largely fixed rate investment portfolio.

Average deposits for 2014 were $1.32 billion, a $20.94 million increase compared to average deposits for 2013. Growth in business demand deposits and retail money market categories have been offset by reduced time deposit balances. The quarterly average non-interest bearing deposits increased by $291.12 million compared to the quarter ended December 31, 2013; as previously stated last quarter, we converted certain deposits from interest bearing to non-interest bearing. Average securities sold under agreement to repurchase, which represent collateralized customer accounts, increased by $15.77 million to $228.1 million for the quarter ended December 31, 2014 from $212.31 million for the quarter ended December 31, 2013. Additionally, average securities sold under agreement to repurchase were $75.63 million higher compared to the third quarter of 2014, due to seasonal municipal cash flows.

Total noninterest income for the fourth quarter of 2014 was $2.80 million, a decrease of $72 thousand on a linked quarter basis. Noninterest income for the twelve months ended December 31, 2014 was $11.57 million, compared to $11.63 million for 2013, demonstrating a decrease of $56 thousand. The fourth quarter of 2014 total noninterest income decreased $718 thousand from the fourth quarter of 2013, due to a one-time gain of $898 thousand realized during the fourth quarter of 2013 in conjunction with a sale leaseback transaction, offset by an investment impairment charge of $166 thousand also in the fourth quarter of 2013. Setting aside the net gain in 2013, total noninterest income was consistent at $2.80 million for the three months ended December 31, 2014 and 2013. In 2014, Merchants realized a year-to-date gain on sale of investment securities of $107 thousand. Excluding the net gains experienced in both 2013 and 2014, total noninterest income increased by $454 thousand year to date from 2013. This increase in noninterest income is attributed to bank owned life insurance income, service charges, and trust fees combined to offset decreases in debit card income and overdraft fees. Merchants Trust division income for the quarter remained consistent to the quarter ended September 30, 2014, and increased $331 thousand from the year ended December 31, 2013, as trust division assets under management have continued to show strong growth and now total $637 million.

Total noninterest expense increased $537 thousand to $11.21 million for the fourth quarter of 2014 compared to 2013 and annual expense increased $2.68 million to $42.21 million for 2014 compared to 2013. Excluding the previously mentioned core system conversion costs, total noninterest expense increased $48 thousand to $10.72 million for the fourth quarter of 2014 compared to the same period in 2013 and increased $1.36 million to $40.90 million for 2014 compared to 2013.

  Compensation and benefits increased $428 thousand and $1.27 million for the three months and year ended December 31, 2014, respectively, compared to the same periods in 2013. The increase is partly attributable to severance accruals of $925 thousand for the year ended December 31, 2014, $407 thousand of which occurred in the fourth quarter of 2014. In November and December of 2014, Merchants experienced higher than usual claim volume in the self-funded group health insurance plan. Setting aside severance payments, total compensation and benefits for 2014 would have been $349 thousand higher when compared to 2013, with the remaining variance being due to staffing investments for the Executive, Finance and Risk areas combined with lower credits related to loan originations.
  Occupancy and equipment costs were flat for the fourth quarter of 2014 compared to the fourth quarter of 2013, and were $158 thousand higher on a linked quarter basis. Increases in the annual expense include rent escalations, some upgrades to various branches, as well as new core processing services, previously included in legal and professional fees.
  During the first quarter of 2014 Merchants adopted, Financial Accounting Standards Board Accounting Standards Update 2014-01, "Accounting for Investments in Qualified Affordable Housing Projects" and applied retrospectively and prior periods have been reclassified accordingly. This adoption allows investors in low income housing tax credit entities that meet certain conditions to account for the investments entirely in income tax expense, which more accurately reflects the economics of the investment.  The application of this standard reduced total noninterest expense by $327 thousand and $1.31 thousand for the quarter and twelve months ended December 31, 2014, respectively, and by $273 thousand and $1.08 million for the quarter and twelve months ended December 31, 2013, respectively.

Merchants Bancshares' effective tax rate for 2014 was impacted by our adoption of the above-referenced accounting standard noted above, by increasing the effective tax rate, and retrospectively increasing the prior year from 21% to 25% for the twelve months ended December 31, 2013, respectively. The effective tax rate was 20% and 23% for the three months and year ended December 31, 2014.

Michael R. Tuttle, Merchants Bancshares, Inc.'s President and Chief Executive Officer, Geoffrey R. Hesslink, Merchants Bank's President and Chief Executive Officer, and Thomas J. Meshako, Merchants' Senior Vice President and Chief Financial Officer, will host a conference call to discuss these earnings results, business and outlook at 9:00 a.m. Eastern Time on Friday, January 30, 2015. Interested parties may participate in the conference call by dialing U.S. number (866) 218-2405, Canada number (855) 669-9657, or international number 1-412-902-4124. The title of the call is Merchants Bancshares, Inc. Q4 2014 Earnings Call. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Monday, February 9, 2015. The U.S. replay dial-in telephone number is (877) 344-7529. The Canada replay telephone number is (855) 669-9658, the international replay telephone number is (412) 317-0088. The replay access code for all replay telephone numbers is 10057162. Additionally, a recording of the call will be available on Merchants website at www.mbvt.com

Established in 1849, Merchants Bank is the largest Vermont-based bank, independently and locally operated. Consumer, business, municipal and investment customers enjoy personalized relationships, sophisticated online and mobile banking options, and 32 branches statewide. Merchants Bank (Member FDIC, Equal Housing Lender, NASDAQ "MBVT") and Merchants Trust Company employ approximately 287 full-time employees and 27 part-time employees statewide, and have earned several "Best Places to Work in Vermont" awards. American Banker ranks Merchants Bank a "Top 200" in America among 851 peers. www.mbvt.com

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $511 thousand for the three months ended December 31, 2014, and $530 thousand for the same period in 2013. An additional non-GAAP financial measure Merchants uses is the tangible equity ratio. Because Merchants has no intangible assets, the tangible equity is the same as the book equity. Merchants believes that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company's financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants' future plans, strategies and expectations, can generally be identified by the use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Actual results could differ materially from those projected in the forward-looking statements as a result of, among others, weakness in general, national, regional or local economic conditions, the performance of the investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact Merchants ability to take appropriate action to protect financial interests in certain loan situations.

You should not place undue reliance on forward-looking statements, and are cautioned that forward- looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in the Annual Report on Form 10-K, as updated by Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. Merchants does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	December 31	September 30	December 31	September 30
	2014	2014	2013	2013
Balance Sheets - Period End
Total assets	$ 1,723,465	$ 1,647,586	$ 1,725,469	$ 1,667,130
Loans	1,182,334	1,156,663	1,166,233	1,165,501
Allowance for loan losses ("ALL")	11,833	12,019	12,042	12,199
Net loans	1,170,502	1,144,644	1,154,191	1,153,302
Investments-available for sale, taxable	203,473	186,050	252,513	269,676
Investments-held to maturity, taxable	138,421	142,110	140,826	136,017
Federal Home Loan Bank ("FHLB") stock	4,378	4,378	7,496	7,496
Cash and due from banks	23,745	27,283	30,434	35,634
Interest earning cash and other short-term investments	130,714	92,374	85,037	21,648
Bank owned life insurance	10,311	10,237	10,000	-
Other assets	41,922	40,510	44,972	43,357
Non-interest bearing deposits	566,366	544,425	266,299	267,608
Savings, interest bearing checking and money market accounts	530,722	525,680	752,171	745,814
Time deposits	211,684	233,976	305,106	317,824
Total deposits	1,308,772	1,304,081	1,323,576	1,331,246
Short-term borrowings	-	-	-	8,200
Securities sold under agreement to repurchase, short-term	258,464	188,157	250,314	179,490
Other long-term debt	2,320	2,341	2,403	2,423
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,469	6,644	8,946	8,229
Shareholders' equity	125,821	125,744	119,611	116,923

Balance Sheets - Quarter-to-Date Averages
Total assets	1,692,286	$ 1,642,390	$ 1,685,103	$ 1,661,517
Loans	1,163,776	1,162,236	1,169,935	1,154,967
Allowance for loan losses	12,079	12,090	12,256	11,946
Net loans	1,151,697	1,150,146	1,157,679	1,143,021
Investments-available for sale, taxable	196,557	191,771	265,667	310,165
Investments-held to maturity, taxable	140,339	144,510	137,319	109,753
FHLB stock	4,378	4,883	7,496	7,496
Cash and due from banks	26,476	27,871	29,626	27,913
Interest earning cash and other short-term investments	124,913	72,400	47,624	21,700
Bank owned life insurance	10,270	10,190	-	-
Other assets	37,657	40,619	39,692	41,469
Non-interest bearing deposits	558,960	475,101	267,838	252,795
Savings, interest bearing checking and money market accounts	529,189	612,811	744,634	772,234
Time deposits	220,114	247,297	310,817	318,795
Total deposits	1,308,263	1,335,209	1,323,289	1,343,824
Short-term borrowings	-	96	198	26,451
Securities sold under agreement to repurchase, short-term	228,080	152,451	212,313	145,962
Other long-term debt	2,327	2,348	2,409	2,430
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	7,139	7,250	9,297	8,150
Shareholders' equity	125,858	124,417	116,978	114,081
Earning assets	1,629,963	1,575,800	1,628,041	1,604,081
Interest bearing liabilities	1,000,329	1,035,622	1,290,990	1,286,491

Ratios and Supplemental Information - Period End
Book value per share	$ 20.91	$ 20.87	$ 19.94	$ 19.50
Book value per share (1)	$ 19.89	$ 19.86	$ 18.93	$ 18.53
Tier I leverage ratio	8.65%	8.95%	8.44%	8.42%
Total risk-based capital ratio	16.78%	17.29%	16.12%	16.13%
Tangible capital ratio (2)	7.30%	7.63%	6.93%	7.01%
Period end common shares outstanding (1)	6,327,226	6,329,958	6,318,708	6,311,332

Credit Quality - Period End
Nonperforming loans ("NPLs")	791	$ 732	$ 906	$ 2,684
Nonperforming assets ("NPAs")	791	$ 732	$ 1,015	$ 2,707
NPLs as a percent of total loans	0.07%	0.06%	0.08%	0.23%
NPAs as a percent of total assets	0.05%	0.04%	0.06%	0.16%
ALL as a percent of NPLs	1496%	1642%	1329%	455%
ALL as a percent of total loans	1.00%	1.04%	1.03%	1.05%

(1) This book value and period end common shares outstanding includes 308,670, 304,119, 319,854; and 314,956 Rabbi Trust shares for the periods noted above, respectively.

(2)  The tangible capital ratio is calculated by dividing tangible equity by tangible assets.  Because we have no intangible assets, our tangible shareholder's equity is the same as our shareholder's equity.

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Twelve Months Ended
	31-Dec
	2014	2013
Balance Sheets - Year-to-Date Averages
Total assets	$ 1,667,666	$ 1,677,342
Loans	1,165,586	1,133,637
Allowance for loan losses	12,123	11,935
Net loans	1,153,463	1,121,702
Investments-available for sale, taxable	208,169	385,604
Investments-held to maturity, taxable	144,322	62,457
FHLB stock	5,784	7,618
Cash and due from banks	27,351	27,087
Interest earning cash and other short-term investments	79,599	27,909
Bank owned life insurance	10,150	10,000
Other assets	38,827	34,965
Non-interest bearing deposits	393,355	246,011
Savings, interest bearing checking and money market accounts	668,815	731,476
Time deposits	258,220	321,962
Total deposits	1,320,390	1,299,449
Short-term borrowings	212	17,260
Securities sold under agreement to repurchase, short-term	192,868	212,644
Other long-term debt	2,358	2,439
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619
Other liabilities	7,936	8,291
Shareholders' equity	123,283	116,640
Earning assets	1,603,460	1,617,225
Interest bearing liabilities	1,143,093	1,306,400

Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(Dollars in thousands except share and per share data)

	For the Three Months Ended			For the Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2014	2014	2013	2014	2013
Operating Results
Interest income
Interest and fees on loans	$ 10,655	$ 10,642	$ 11,123	$ 42,815	$ 43,987
Interest and dividends on investments	1,902	1,922	2,293	8,157	9,980
Total interest and dividend income	12,557	12,564	13,416	50,972	53,967
Interest expense
Deposits	732	803	928	3,372	3,350
Securities sold under agreement to repurchase and other short-term borrowings	111	62	97	353	914
Long-term debt	202	201	204	800	806
Total interest expense	1,045	1,066	1,229	4,525	5,070
Net interest income	11,512	11,498	12,187	46,447	48,897
Provision for credit losses	-	-		150	800
Net interest income after provision for credit losses	11,512	11,498	12,187	46,297	48,097
Noninterest income
Trust division income	856	856	784	3,393	3,062
Service charges on deposits	392	331	320	1,369	1,231
Debit card income, net	645	678	761	2,660	2,875
Overdraft income	554	639	680	2,473	2,758
Gain (losses) on investment securities, net	-	(37)	-	107	(12)
Other-than-temporary impairment losses on securities	-	-	(166)	-	(166)
Gain (losses) on sale of other assets	-	-	884		794
Other noninterest income	356	409	261	1,574	1,088
Total noninterest income	2,804	2,876	3,522	11,574	11,630
Noninterest expense
Compensation and benefits	5,534	5,145	5,106	20,439	19,165
Occupancy and equipment expenses	2,201	2,042	2,204	8,411	8,057
Legal and professional fees	549	679	754	2,560	2,755
Marketing expenses	294	422	449	1,218	1,429
State franchise taxes	339	340	357	1,435	1,439
FDIC insurance	207	218	217	857	872
Conversion costs	489	442	-	1,319	-
Other noninterest expense	1,593	1,436	1,590	5,975	5,817
Total noninterest expense	11,206	10,725	10,669	42,213	39,534
Income before provision for income taxes	3,111	3,649	5,040	15,657	20,193
Provision for income taxes	608	843	1,217	3,531	5,062
Net income	$ 2,503	$ 2,806	$ 3,823	$ 12,125	$ 15,131

Ratios and Supplemental Information
Weighted average common shares outstanding	6,330,244	6,329,081	6,315,936	6,326,142	6,302,494
Weighted average diluted shares outstanding	6,347,281	6,344,834	6,330,303	6,343,837	6,315,936
Basic earnings per common share	$ 0.40	$ 0.44	$ 0.61	$ 1.92	$ 2.40
Diluted earnings per common share	$ 0.39	$ 0.44	$ 0.60	$ 1.91	$ 2.40
Return on average assets	0.59%	0.68%	0.91%	0.73%	0.90%
Return on average shareholders' equity	7.95%	9.02%	13.07%	9.84%	12.97%
Average yield on loans	3.81%	3.81%	3.95%	3.85%	4.06%
Average yield on investments	2.12%	2.19%	2.19%	2.22%	2.18%
Average yield of earning assets	3.18%	3.29%	3.40%	3.31%	3.46%
Average cost of interest bearing deposits	0.39%	0.37%	0.34%	0.36%	0.32%
Average cost of borrowed funds	0.50%	0.60%	0.51%	0.53%	0.68%
Average cost of interest bearing liabilities	0.41%	0.41%	0.37%	0.40%	0.39%
Net interest rate spread	2.77%	2.88%	3.03%	2.91%	3.07%
Net interest margin	2.93%	3.03%	3.10%	3.03%	3.15%
Net interest income on a fully taxable equivalent basis	$ 12,023	$ 12,007	$ 12,735	$ 48,526	$ 50,955
Net recoveries (charge-offs) to Average Loans	(0.02)%	(0.02)%	(0.01)%	(0.01)%	(0.03)%
Net recoveries (charge-offs)	$ (67)	$ (48)	$ (162)	$ (164)	$ (283)
Efficiency ratio (1)	65.46%	64.10%	66.20%	63.94%	1.28%

(1) The efficiency ratio excludes amortization of intangibles, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.
Note: As of December 31, 2014, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $8.77 million.
Amounts reported for prior periods are reclassified, where necessary, to be consistent with the current period presentation.

Contact: Jodi Bachand, Merchants Bank, at (802) 865-1807

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